UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 29, 2009

Smart Online, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4505 Emperor Blvd., Suite 320, Durham, North Carolina		27703
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		919-765-5000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 29, 2009, Dennis Michael Nouri, a former officer of Smart Online Inc. (the “Company”), and Reza Eric Nouri, a former employee of the Company, filed a complaint to bring a summary proceeding under Section 145 of the Delaware General Corporation Law against the Company in the Court of Chancery of the State of Delaware, attached as Exhibit 99.1 hereto (the “Nouri Complaint”).  The Nouri Complaint seeks to compel the Company to advance legal fees and costs incurred by the Nouris in their defense of criminal proceedings brought against them by the United States, and in their defense of civil proceedings brought against them by the Securities and Exchange Commission and the Company’s stockholders, which legal fees are allegedly in the amount of $826,798, together with future expenses that will be incurred by the Nouris in defending the actions against them and the expenses incurred by the Nouris in prosecuting the advancement action against the Company. Such legal fees are in addition to legal fees and costs of over $1.3 million previously paid by the Company’s insurance carrier for the benefit of the Nouris in these matters. Such insurance coverage has been exhausted.  The Company intends to vigorously contest the complaint and the allegations therein.

In its report on Form 10-Q for the quarter ended March 31, 2009, the Company reported that it had indicated to the Nouris’ counsel that the Company would not advance any defense expenses for the criminal action against the Nouris. Upon further deliberation and consultation with counsel, the Company has now qualified that statement to provide that the Company will not advance any such expenses to the extent that it is determined that such expenses are not eligible for advancement, or are determined to be unreasonable. No assurances can be given as to the ultimate outcome of this matter or the costs to the Company to resolve it.

Item 9.01 Financial Statements and Exhibits

(d)           The following Exhibit is filed with this report:

Exhibit 99.1             Nouri Complaint

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

June 4, 2009	By:	/s/ Dror Zoreff
Name: Dror Zoreff
Title: Chairman of the Board